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                                            Exhibit Index at Page 3




                Securities and Exchange Commission
                      Washington, D.C. 20549





                             Form 8-K


                          Current Report
              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):  August 27, 1999


                          Genesee Corporation
        (Exact Name of Registrant as Specified in Charter)


   New York                           0-1653               16-0445920
(State or other Jurisdiction       (Commission          (IRS Employer
 of Incorporation)                  File Number)         Identification No.)


 445 St. Paul Street, Rochester, New York                     14605
(Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code:  (716) 546-1030



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Item 5.    Other Events.

       Genesee Corporation issued news releases on August 27, 1999 and August 31, 1999 which are filed with this report as, respectively, Exhibits 99-1 and 99-2. On August 27, 1999, the Milwaukee Journal-Sentinel published a story about the Corporation's brewing subsidiary which is filed with this report as Exhibit 99-3.


Item 7.    Exhibits.

       Exhibits filed with this report are identified in the
       Exhibit Index at Page 3.



                            Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Genesee Corporation


Date:   September 3, 1999         By:  Mark W. Leunig, Vice President
                                                       and Secretary

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                           Exhibit Index

                                                         Page
Exhibit 99-1   News Release Dated August 27, 1999         4

Exhibit 99-2   News Release Dated August 31, 1999         5

Exhibit 99-3   Article from August 27, 1999 Milwaukee     7
               Journal Sentinel
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                                                       Exhibit 99-1





For Immediate Release                      Contact: Mark W. Leunig
                                           Director of Investor Relations
                                           (716) 263-9440



         GENESEE CORPORATION ANNOUNCES MANAGEMENT ADDITION


Rochester, New York, August 27, 1999 --  Genesee Corporation
(Nasdaq/NMS: GENBB) today announced that John B. Henderson has been elected Senior Vice President and Chief Financial Officer of the Corporation. Mr. Henderson will be joining Genesee on September 13, 1999.

    Mr. Henderson is currently employed by Xpedx, a subsidiary of International Paper, and is Group Vice President of its Upstate New York operations. In this capacity, he has been responsible for profit centers that generate over $300 million in annual revenues and employ over 600 people. Prior to this position, Mr. Henderson served as Division Manager of Alling and Cory's Upstate Industrial Hub from 1992 to 1995 and as Vice President and Treasurer of Alling and Cory from 1988 to 1992. Alling and Cory was acquired by Union Camp in 1996 and subsequently merged with Xpedx when International Paper purchased Union Camp in May 1999.

    Mr. Henderson is a graduate of Alfred University and earned his MBA from the William E. Simon School at the University of Rochester. In announcing Mr. Henderson's election, Tom Hubbard, President of Genesee Corporation, said "John Henderson and I worked together for twelve years at Alling and Cory. He has a wealth of operational and financial management experience which I am confident will quickly add value to Genesee Corporation."

    Mr. Henderson resides in the town of Brighton, New York, with his wife and three children.



Copies of Genesee Corporation press releases are available free of charge by calling PRNewswire's Company News On Call at 800-758-5804, Extension 352775, or on the Internet at http://www.
prnewswire.com/cnoc.


                              - END -


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                                       5


                                                       Exhibit 99-2





For Immediate Release                      Contact: Mark W. Leunig
                                           Director of Investor Relations
                                           (716) 263-9440



 Genesee Corporation Announces Employment Cuts at Genesee Brewing Company

Rochester, New York, August 31, 1999 -- Genesee Corporation (Nasdaq/NMS: GENBB) today announced employment reductions at its Genesee Brewing Company subsidiary designed to help return the Corporation's brewing business to profitability. The Corporation expects to record a restructuring charge of approximately $1.7 million in its second fiscal quarter ending October 30, 1999 to cover estimated expenses associated with the workforce reduction.

    Genesee Brewing Company will eliminate approximately fifty positions over the next ninety days from its total workforce of 550 employees. The layoffs will include both hourly production workers and salaried managerial, supervisory and administrative positions. These reductions, and the twenty-seven other positions that have already been eliminated by attrition during the first four months of fiscal 2000, are expected to reduce Genesee Brewing Company's annual payroll expense by approximately $5 million.

    Genesee Brewing Company's sales have declined steadily in the past several years in the face of intense competitive pressure from large nationally advertised and imported brands (particularly Canadian imports) in its core markets in New York, Pennsylvania and Ohio. For its fiscal year ended May 1, 1999, Genesee Brewing Company reported sales of 1.6 million barrels, a decline of 12% from the prior year, and an operating loss of $4.7 million, following a loss of $5.4 million in fiscal 1998.

    "We regret having to make the job reductions that we are announcing today because of the hardship imposed on the employees whose positions are being eliminated," said Tom Hubbard, President and Chief Operating Officer of Genesee Corporation. "However, these reductions are necessary if we are to succeed in returning

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Genesee Brewing Company to profitability and help preserve the jobs of our remaining employees."

    The Company will provide severance benefits to salaried employees whose jobs are being eliminated. Severance benefits for hourly workers are covered by the collective bargaining agreements between the Company and the unions representing hourly employees. The Company will provide outplacement assistance to both groups of employees. "With the strong local job market and the severance benefits and outplacement services that we are providing, we hope the affected employees will not encounter significant hardship in their transition to new career opportunities", said Mr. Hubbard.

    With the consolidation that has occurred in the brewing industry during the past several years, Genesee Brewing Company is now the nation's fifth largest domestic brewer. "We have worked hard to continue the Genesee tradition of independent regional brewing in the face of intense competition and industry consolidation," said Charles S. ("Chipp") Wehle, President of Genesee Brewing Company. "We take considerable pride in the fact that Genesee Brewing Company has succeeded where most other regional brewers have failed, and we attribute much of our success to the loyal and dedicated employees who share our passion for the brewing business. That is why the decision that we are announcing today was such a difficult one, " said Mr. Wehle.



Copies of Genesee Corporation press releases are available free of charge by calling PRNewswire's Company News On Call at 800-758-5804, Extension 352775, or on the Internet at http://www.
prnewswire.com/cnoc.


                              - END -
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                                                       Exhibit 99-3


Pabst looking at No. 5 brewer


Deal for Genesee could also benefit Miller


By Tom Daykin
of the Journal Sentinel staff


Last Updated: Aug. 26, 1999


Genesee Brewing Co., the nation's fifth-largest brewer, is thinking about leaving the business, a company executive said
Thursday - and Pabst Brewing Co. might be Genesee's prospective buyer, industry sources said.

If that deal happens, Miller Brewing Co. could reap additional revenue through its long-term brewing contract with Pabst.

Genesee Corp., the Rochester, N.Y.-based company that operates Genesee Brewing, is considering "strategic alternatives to maximize the value of the corporation's brewing business," according to a recent corporate filing with the U.S. Securities and Exchange Commission.

"We're basically looking at all available opportunities, including aligning ourselves with other brewers, and including potentially divesting that asset," said Mark Leunig, Genesee
Corp.'s director of investor relations.

Genesee Corp. also owns a food processing business - which has been growing substantially over the past few years while its beer business has been declining.

Leunig declined to comment on the specific alternatives for Genesee Brewing, which saw its sales volume drop 12.5% over the past fiscal year. Genesee Brewing posted an operating loss of $4.7 million in its 1999 fiscal year, which ended May 1.

Pabst Brewing, the nation's fourth-largest brewer, reportedly remains interested in acquiring Genesee Brewing, beer industry sources said. Leunig declined to comment on the Pabst reports, saying the company doesn't comment on rumors.

Pabst Chief Executive Officer William Bitting said there is no deal in the works to buy Genesee Brewing. But Bitting also said that could change.

"There's nothing cooking right now," Bitting said, "but that doesn't mean there won't be something tomorrow."

Bitting said he and Genesee Corp. executives "had some chats some time ago. It never really led to anything." He also said Pabst is "considering all of our options."

Talk of Genesee Brewing's future is fueled by Genesee Corp.'s annual report filed recently with the Securities and Exchange Commission. That report, filed July 31, contains two passages that point to a possible sale of Genesee Brewing:
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The corporation said it is "exploring long-term strategic
alternatives for its brewing business, acknowledging that the brewing industry has undergone fundamental changes during the past 10 years and is now dominated by large, global players whose resources dwarf those of regional brewers like Genesee Brewing Company."

Leunig said Genesee Corp. has looked at strategic alternatives in the past for Genesee Brewing, but declined to say when. That passage was not contained in the company's fiscal 1998 annual report.

Genesee Corp. said it is "re-evaluating its capital resources relative to its brewing, foods and equipment leasing businesses."

"I think that language speaks for itself," Leunig said. "It's indicating a change in focus of what capital resources are available and how they might be used."

Again, that passage was not in the 1998 annual report.

Genesee Corp. bought companies in May 1997 and August 1998 for its food processing division, while cutting back on corporate resources for Genesee Brewing, according to SEC filings. Genesee Corp. in 1997 bought Freedom Foods Inc., of Odessa, Fla., for $11.3 million, and in 1998 bought TKI Foods Inc., of Springfield, Ill., and certain assets of Spectrum Foods Inc., of Decatur, Ill., for a total of $18.6 million.

The company's food division posted sales of $42.7 million, and an operating profit of $1.8 million, in fiscal 1999. That compared to sales of $33.9 million and an operating profit of $2.2 million in fiscal 1998.

Also, Genesee Ventures Inc. - the company's equipment leasing and real estate investment subsidiary - reported an operating income of $3.9 million in 1999, compared to $2.9 million in 1998. Meanwhile, Genesee Brewing saw its sales drop, from $117.2 million in 1998 to $103.3 million in 1999. Genesee Brewing posted an operating loss of $4.7 million in 1999, compared with an operating loss of $5.4 million in 1998.

Faced with increased consolidation within the highly competitive beer industry - epitomized by Pabst's April purchase of Stroh Brewery Co. - Genesee Brewing has found it increasingly difficult to effectively promote and sell beer in its core markets of New York, Pennsylvania and Ohio, according to the filing. It also has had difficulty expanding sales in new markets, the report said.

In response, Genesee Brewing reduced its sales and marketing budgets by $3 million in fiscal 1999, the report said. Also, the company has postponed plans to expand into additional states and is proceeding more slowly with plans to add new brands, the report said.

"As far as the beer end of the business, Genesee is running on fumes," said Mark Rodman, who operates Beverage Distribution
Consultants, a Swampscott, Mass., firm.

It would make sense for Pabst to buy Genesee Brewing, said Rodman and other industry observers.

Pabst would pick up Genesee Brewing's brands, including Genesee Cream Ale and JW Dundee's Honey Brown Lager, for its burgeoning portfolio of regional brands. Pabst, in addition to its namesake national brand, also owns such regional brands as Pearl and Olympia.

In its purchase of Stroh, Pabst acquired such brands as Old Milwaukee, Schlitz, Heileman's Old Style, Schaefer and Rainier.
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Pabst brews some of its beer at its breweries in San Antonio,
Texas, and near Allentown, Pa. But most brands are brewed under contract by Miller Brewing - an arrangement that reduces Pabst's operating costs while providing Miller with additional revenue.

Miller's role as a contract brewer for Pabst means it can run its Milwaukee brewery and other facilities around the nation at full capacity. If Pabst acquired Genesee Brewing - which sold 1.64 million barrels of beer in fiscal 1999 - it would likely hire Miller to produce the brands, and, as a result, Genesee's Rochester brewery would likely close, sources said.



Appeared in the Milwaukee Journal Sentinel on Aug. 27, 1999.